PROSPECTUS SUPPLEMENT NO. 12 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Bontan Corporation Inc.

61,102,500 Shares of Common Stock
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This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains updated information on the Amended and Restated Settlement Agreement, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on July 6, 2012.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on July 6, 2012 were US$0.04 and US$0.04 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated July 9, 2012